John Hancock Funds II
                               601 Congress Street
                           Boston, Massachusetts 02210

July 18, 2006


To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, without par value (the "Shares") of the following series of shares of John Hancock Funds II, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 333-126293) (the "Registration Statement") filed by John Hancock Funds II pursuant to the Securities Act of 1933:


1.  Lifecycle 2010 Portfolio
2.  Lifecycle 2015 Portfolio
3.  Lifecycle 2020 Portfolio
4.  Lifecycle 2025 Portfolio
5.  Lifecycle 2030 Portfolio
6.  Lifecycle 2035 Portfolio
7.  Lifecycle 2040 Portfolio
8.  Lifecycle 2045 Portfolio
9.  Lifecycle 2050 Portfolio
10. Lifecycle Retirement Portfolio
11. 500 Index Fund

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

    1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

    2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/Betsy Anne Seel
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Betsy Anne Seel, Esq.